                           ASSET PURCHASE AGREEMENT

                                 by and among

            Optika Imaging Systems, Inc., a California corporation,

                  Optika Asia, Inc., a Delaware corporation,

               IPRS Asia (S) Pte Ltd., a Singapore corporation,

             Intuit Development Limited, a Hong Kong corporation,

           Golden King Trading Limited, a Western Samoa corporation,

                Gillespie Limited, a Western Samoa corporation,

                                      and

                     Paul Callander and Alistair Burgoyne


                               November 13, 1995

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----


ARTICLE I  PURCHASE AND SALE OF ASSETS.....................................  1
     Section 1.1     Definition of Assets..................................  1
     Section 1.2     Description of Assets to be Acquired..................  2
     Section 1.3     Excluded Assets.......................................  3
     Section 1.4     Nonassignment of Certain Assets.......................  3

ARTICLE II  LIABILITIES....................................................  4
     Section 2.1     Liabilities Assumed by Optika.........................  4
     Section 2.2     Liabilities Not Assumed...............................  4

ARTICLE III PURCHASE PRICE.................................................  6
     Section 3.1     Consideration.........................................  6
     Section 3.2     Delivery of Shares....................................  6
     Section 3.3     Allocation of Purchase Price..........................  6

ARTICLE IV  REPRESENTATIONS AND WARRANTIES.................................  7
     Section 4.1     Representations and Warranties of
                     Optika and Optika Asia................................  7
           (a)       Organization..........................................  7
           (b)       Authorization.........................................  7
           (c)       Capitalization and Voting Rights......................  7
           (d)       Valid Issuance of Common Stock........................  8
           (e)       Compliance with other Instruments.....................  8
           (f)       Consents..............................................  8
     Section 4.2     Representations and Warranties of the
                     Sellers and the Shareholders..........................  8
           (a)       Organization..........................................  9
           (b)       Shareholders..........................................  9
           (c)       Subsidiaries..........................................  9
           (d)       Authorization.........................................  9
           (e)       Compliance with other Instruments.....................  9
           (f)       Financial Statements.................................. 10
           (g)       Absence of Certain Changes and Events................. 11
           (h)       Undisclosed Liabilities............................... 12
           (i)       Inventory............................................. 12
           (j)       Taxes................................................. 12
           (k)       Compliance With Law................................... 13
           (l)       Consents.............................................. 14

           (m)       Restrictive Documents or Orders....................... 14
           (n)       Contracts and Commitments............................. 14
           (o)       Assets................................................ 15
           (p)       Operating Condition of Assets......................... 15
           (q)       Title to the Assets................................... 15
           (r)       Litigation............................................ 15
           (s)       No Conflict or Default................................ 16
           (t)       Employee Benefit Plans and Employees.................. 16
           (u)       Contractual Limitations............................... 16
           (v)       Products Liability.................................... 16
           (w)       Insurance............................................. 17
           (x)       Intellectual Property Rights.......................... 17
           (y)       U.S. Foreign Corrupt Practices Act.................... 17
           (z)       Brokers' and Finders' Fees............................ 18
           (aa)      Books and Records..................................... 18
           (ab)      Backlog............................................... 18
           (ac)      Accounts Receivable................................... 18
           (ad)      Certification of Profitability........................ 18
           (ae)      Interested Party Relationships........................ 19
           (af)      Returns............................................... 19
           (ag)      Disclosure............................................ 19

ARTICLE V  COVENANTS....................................................... 19
     Section 5.1     Employment Non-Competition Agreements................. 19
     Section 5.2     Best Efforts.......................................... 20
     Section 5.3     Option Agreements..................................... 20
     Section 5.4     Shareholders' Agreement............................... 20
     Section 5.5     Miscellaneous and Other Forms of Assistance........... 20
     Section 5.6     Taxes................................................. 21
     Section 5.7     Conduct of Business................................... 21
     Section 5.8     Access to Information................................. 23
     Section 5.9     Sales, Transfer and Other Taxes....................... 23
     Section 5.10    Tax Returns........................................... 24
     Section 5.11    Delivery of Closing Date Balance Sheet................ 24
     Section 5.12    Mail and Receivables Payments......................... 24
     Section 5.13    Breach of Representations, Warranties, Agreements and
                     Covenants............................................. 24
     Section 5.14    Dissolution of IPRS and Intuit........................ 25
     Section 5.15    Best Efforts.......................................... 25

ARTICLE VI  CLOSING........................................................ 25
     Section 6.1     Time of Closing....................................... 25
     Section 6.2     Deliveries by Seller.................................. 25
     Section 6.3     Deliveries by Optika and Optika Asia.................. 26

                                      ii.

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS........................... 26
     Section 7.1     Conditions to Obligations of Optika and
                     Optika Asia........................................... 26
           (a)       Representations and Warranties........................ 27
           (b)       Transfer of Shares in IPRS............................ 27
           (c)       Transfer of Ownership of Golden King.................. 27
           (d)       Transfer of Ownership of Gillespie.................... 27
           (e)       Performance of Agreement.............................. 27
           (f)       No Material Adverse Change............................ 27
           (g)       Absence of Governmental or Other Objection............ 27
           (h)       Due Diligence Review.................................. 27
           (i)       Evidence of Title..................................... 28
           (j)       Approval of Documentation............................. 28
           (k)       Licenses and Permits.................................. 28
     Section 7.2     Conditions to Obligations of Sellers.................. 28
           (a)       Representations and Warranties........................ 28
           (b)       Performance of Agreement.............................. 29
           (c)       Absence of Governmental or Other Objection............ 29

ARTICLE VIII INDEMNIFICATION............................................... 29
     Section 8.1     Survival of Representations, Warranties, and
                     Agreements............................................ 29
     Section 8.2     Indemnification....................................... 29
     Section 8.3     Procedure for Indemnification with Respect to
                     Third-Party Claims.................................... 30
     Section 8.4     Procedure For Indemnification with Respect to
                     Non-Third Party Claims................................ 31
     Section 8.5     Set-off for Indemnification Claims.................... 31

ARTICLE IX  TERMINATION.................................................... 32
     Section 9.1     Termination........................................... 32

ARTICLE X  MISCELLANEOUS PROVISIONS........................................ 33
     Section 10.1    Notice................................................ 33
     Section 10.2    Entire Agreement...................................... 33
     Section 10.3    Binding Effect; Assignment............................ 33
     Section 10.4    Expenses of Transaction; Taxes........................ 33
     Section 10.5    Waiver; Consent....................................... 34
     Section 10.6    Third-Party Beneficiaries............................. 34
     Section 10.7    Survival.............................................. 34
     Section 10.8    Counterparts.......................................... 34
     Section 10.9    Severability.......................................... 34
     Section 10.10   Remedies of Parties................................... 34
     Section 10.11   Governing Law......................................... 35
     Section 10.12   Attorneys' Fees....................................... 35
     Section 10.13   Cooperation and Records Retention..................... 35

                                     iii.

SCHEDULES

1.2(a)         List of Related Personal Property
1.2(b)(i)      List of Inventory
1.2(b)(ii)     List of Leased Properties
1.2(c)         List of Contracts
1.2(d)         List of Government Permits and Licenses
1.2(e)         List of Intellectual Property Rights
1.2(f)         List of Accounts Receivable
1.2(k)         List of Other Assets
1.3            List of Excluded Assets
2.1            List of Assumed Liabilities
2.2            Litigation Matters
4.1            Optika's Schedule of Exceptions
4.2            Sellers' Schedule of Exceptions
4.2(ab)        Backlog
4.2(ad)        List of Unprofitable Contracts
5.1            List of Employees

EXHIBITS

3.1            Form of Restricted Stock Issuance Agreement
5.1(a)         Form of Non-Competition Agreement for Employees
5.1(c)         Form of Non-Competition Agreement for Burgoyne
5.3(a)         Form of Option Agreement for Callander
5.3(b)         Form of Option Agreement for Burgoyne
5.4            Form of Shareholders' Agreement
6.2(a)         Form of Bill of Sale
6.2(g)(i)      Form of Opinion of Counsel to IPRS
6.2(g)(ii)     Form of Statement of Corporate Secretary of Intuit
6.2(h)         Form of Secretary's Certificate for IPRS and Intuit
6.3(c)         Form of Opinion of Counsel to Optika and Optika Asia
6.3(d)         Form of Secretary's Certificate for Optika and Optika Asia

                                      iv.

                           ASSET PURCHASE AGREEMENT



          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 13th day of November, 1995, by and among Optika Imaging Systems, Inc., a California corporation ("Optika"), Optika Asia, Inc., a Delaware corporation and a wholly owned subsidiary of Optika ("Optika Asia"), IPRS Asia (S) Pte Ltd., a Singapore corporation ("IPRS"), Intuit Development Limited, a Hong Kong corporation ("Intuit"), Golden King Trading Limited, a Western Samoa corporation and a shareholder of each of Intuit and IPRS ("Golden King"), Gillespie Limited, a Western Samoa corporation and a shareholder of each of Intuit and IPRS ("Gillespie"), Paul Callander ("Callander") and Alistair Burgoyne ("Burgoyne").

          Each of IPRS and Intuit are hereinafter individually referred to as a "Seller" and collectively referred to as the "Sellers." Each of Golden King, Gillespie, Callander and Burgoyne are hereinafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders."

          WHEREAS, the Sellers are currently engaged in the business of manufacturing, distributing, selling, customizing, servicing and installing electronic document imaging/management products and providing services related to such products (the "Business");

          WHEREAS, each Seller desires to sell certain of the assets, properties, goodwill and other rights of such Seller as set forth in this Agreement and to transfer certain specified liabilities incurred in connection with the Business as set forth in this Agreement to Optika; and

          WHEREAS, Optika desires to acquire such assets, properties, goodwill and other rights and is willing to assume certain specified liabilities of the Sellers on the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          Section 1.1  Definition of Assets.  The assets, properties and rights
          -----------  --------------------
to be conveyed, sold, transferred, assigned and delivered by each Seller to Optika pursuant to Section 1.2 below are hereinafter collectively referred to as the "Assets." At the Closing

(as hereinafter defined), each Seller shall provide a separate schedule to Optika that contains an itemized list of the Assets.

          Section 1.2  Description of Assets to be Acquired.  Except with
          -----------  ------------------------------------
respect to the Excluded Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as hereinafter defined), each Seller, agrees to convey, sell, transfer, assign and deliver to Optika, and Optika shall purchase from each such Seller, all of such Seller's right, title and interest at the Time of Closing in and to all of the assets, properties and rights of every kind, nature and description, personal, tangible and intangible, known of unknown wherever located, that are used in or useful for the operation of the Business of the Sellers, including the following assets as set forth below.

          (a) All interests of such Seller in machinery, equipment, instruments, computer hardware and software (including, without limitation, underlying information, technology, algorithms and the like), documentation, furniture, fixtures, production supplies, office supplies, tools, motor vehicles, repair, spare and maintenance parts, fixed assets and all other tangible property, excluding any unused, excess and/or obsolete items, including, without limitation, the property listed on Schedule 1.2(a) hereto (collectively, the "Related Personal Property");

          (b) (i) All of such Seller's inventory, parts, raw materials, products, work-in process, demonstration units, finished goods and supplies, (whether located on the premises of such Seller, in transit to or from such premises, in other facilities or locations or otherwise), including without limitation, those listed on Schedule 1.2(b)(i) hereto (the "Inventory") and (ii) all interests (leasehold or other) of such Seller in the real property listed on
Schedule 1.2(b)(ii), and all facilities located therein and any leasehold improvements thereto (collectively, the "Leased Properties");

          (c) All claims and rights of such Seller under all other agreements, contracts, contract rights, licenses, third party software, confidentiality and proprietary information and similar agreements, distribution agreements, reseller agreements, license agreements, invoices, purchase and sale orders, service contracts, maintenance agreements, quotations and other instruments or executory commitments of such Seller, including, without limitation, those listed on Schedule 1.2(c) hereto (collectively, the "Contracts");

          (d) All franchises, licenses, permits, consents, authorizations, certificates and approvals of any regulatory, administrative or governmental agency or body issued to or held by such Seller that are necessary, related or incidental to the Business, including those listed on Schedule 1.2(d) hereto (collectively, the "Governmental Permits and Licenses");

                                      2.

          (e) All rights, title and interest to patents, trademarks, patent applications, trademark rights, trade secrets, information, proprietary rights, license rights, service marks, inventions, tradenames, copyrights, processes, technical information, software, licenses, designs, logos, and customer and supplier lists related to the Business, together with the goodwill associated therewith, including without limitation, those listed on Schedule 1.2(e) hereto (collectively, the "Intellectual Property Rights");

          (f) All accounts receivable of such Seller as of the Time of Closing listed on Schedule 1.2(f) hereto, including, without limitation, those reflected and accrued on the balance sheet of each such Seller's Business as at the Time of Closing (the "Closing Date Balance Sheet") (collectively, the "Accounts Receivable") and all security deposits, prepaid expenses and any other asset of the Business;

          (g) All originals of all books of account, general ledgers, sales invoices, accounts payable and payroll records, tax returns and supporting schedules, drawings, advertising materials, marketing plans, files, papers, lists of customers and suppliers and all other records relating to the Business (collectively, the "Records") and all of such Seller's claims and rights under express or implied warranties or guarantees from suppliers, manufacturers or vendors or other persons relating to the properties and assets included in the Business and all of such Seller's rights to market, license and sell all Products marketed, licensed or sold by such Seller in the Business;

          (h) All of such Seller's causes of action, judgments and claims, refunds, credits, rights or demands of whatever kind or description arising out of or relating to the Business;

          (i)  All goodwill relating to the Business;

          (j) All cash and cash equivalents set forth on the Closing Date Balance Sheet that are maintained in all bank accounts of such Seller for the benefit of the Business; and

          (k) Such other properties or assets that are listed on Schedule 1.2(k) hereto (collectively, the "Other Assets").

          Section 1.3  Excluded Assets.  The Assets to be transferred by each
          -----------  ---------------
Seller to Optika pursuant to this Agreement shall not include the assets listed on Schedule 1.3 hereto (collectively, the "Excluded Assets").

          Section 1.4  Nonassignment of Certain Assets.  Notwithstanding
          -----------  -------------------------------
anything to the contrary in this Agreement, to the extent that the assignment or subcontracting hereunder of any of the Assets shall require the consent of any other party and such consent has not been obtained (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to the provisions

                                      3.

of this Agreement or any Related Agreement (as hereinafter defined) shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof. If such consent is not obtained by the Time of Closing, each Seller shall use its best efforts to obtain such consent and shall cooperate with Optika in any arrangement designed for Optika to perform such Seller's obligations with respect to such Asset after the Time of Closing, and for Optika to receive the benefits under any such Asset after the Time of Closing, which arrangements may include the enforcement, for the account and benefit of Optika, or any assignee of Optika, of any and all rights of such Seller against any other person arising out of the breach or cancellation by such other person or otherwise, all of such actions of such Seller to be at the direction and expense of Optika.


                                  ARTICLE II

                                  LIABILITIES
                                  -----------

          Section 2.1  Liabilities Assumed by Optika.  Optika hereby agrees to
          -----------  -----------------------------
assume, accept, pay and discharge only those specific liabilities of the Business of the Sellers that are set forth on Schedule 2.1 hereto (collectively, the "Assumed Liabilities"). Neither Optika nor Optika Asia shall assume or guarantee any liabilities or obligations of the Shareholders. Further, Optika Asia shall not assume or guarantee any liabilities of the business of the Sellers.

          Section 2.2  Liabilities Not Assumed.  Optika shall in no event
          -----------  -----------------------
assume, incur, be liable for or be obligated to pay, nor shall any affiliate of Optika (including, without limitation, Optika Asia) be deemed to have assumed or guaranteed, any of the obligations and liabilities of the Business of the Sellers, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, that are not set forth in Schedule 2.1 (collectively, the "Sellers' Retained Liabilities"), including, without limitation any liabilities or obligations:

          (a) arising from or related to, directly or indirectly, any claim of a violation of any environmental statute, regulation or ordinance by Sellers or third parties acting on behalf of, or performing any function at the request of Sellers to the extent that liability is imposed, asserted or incurred as a result of acts or omissions of Sellers or said third parties prior to the Time of Closing;

          (b) arising or resulting from any litigation pending against either Seller or any Shareholder at the Time of Closing or derivations of such litigation arising from the same facts or occurrences as set forth on Schedule 2.2(b) (which Schedule 2.2(b) each Seller and each Shareholder represents and warrants to Optika contains all of the

                                      4.

pending litigation against such Seller and such Shareholder as it pertains to the Business);

          (c) for any Taxes (as hereinafter defined) (including, without limitation, those imposed on Sellers or Optika or Optika Asia) relating to periods ending on or prior to the Time of Closing or the portion up to and including the Time of Closing of periods beginning prior to the Time of Closing and ending after the Time of Closing, including Taxes relating to the transactions effected pursuant to this Agreement and the Related Agreements, including, without limitation, sales and use taxes, income taxes (including any franchise or other taxes measured by reference to income or receipts) and payroll and employment-related taxes, except to the extent such sales and use taxes, income Taxes and payroll and employment-related Taxes are reflected and accrued on the Closing Date Balance Sheet;

          (d) for any Taxes or any other obligations (as hereinafter defined) (including, without limitation, those imposed on Shareholders, Sellers or Optika or Optika Asia) in connection with the transfer of the Shares (as hereinafter defined) in connection with the liquidation of Intuit or IPRS as contemplated by
Section 5.14 hereof, the transfer of the Shares as contemplated by the Shareholders' Agreement (as hereinafter defined) or otherwise;

          (e) to shareholders, officers, directors, employees, consultants, other service providers or affiliates of such Seller, including, without limitation any amounts due to Golden King, Gillespie, Callander or Burgoyne in satisfaction of outstanding indebtedness to such entities or persons;

          (f) arising from or related to either Seller's obligations to any of the former or current employees, consultants or other service providers of the either Seller's Business in connection with services provided prior to the Time of Closing or the termination of such employees, consultants or other service providers prior to, on or after the Time of Closing, whether in connection with the transactions contemplated by this Agreement and the Related Agreements or otherwise;

          (g) arising from or related to any disputes among the parties to the Shareholders' Agreement (as hereinafter defined), other than as expressly set forth in such Shareholders' Agreement;

          (h)  arising from or related to a business other than the Business;

          (i)  arising, directly or indirectly, from any of the Excluded Assets;

          (j) arising from acts or occurrences, or related to any of the Assets, prior to the Time of Closing;

                                      5.

          (k) for warranty labor relating to any Products (as hereinafter defined) sold prior to the Time of Closing; and

          (l) for discounts, rebates, offsets, royalties, returns or similar arrangements offered on Products sold, delivered or shipped (except to the extent reflected and accrued on each Seller's Closing Date Balance Sheet) or Products to be sold, delivered or shipped (except to the extent reflected and accrued on each Seller's Closing Date Balance Sheet) to current or prospective customers that have been agreed to by either Seller or any Shareholder prior to the Time of Closing.

          Sellers agree to retain and be responsible for each of the Sellers' Retained Liabilities. In the event Optika or Optika Asia is deemed responsible for any of the Sellers' Retained Liabilities, Sellers shall indemnify Optika and Optika Asia from and against all losses incurred by such parties in satisfying such liabilities or obligations.


                                  ARTICLE III

                                PURCHASE PRICE
                                --------------

          Section 3.1  Consideration.  Upon the terms and subject to the
          -----------  -------------
conditions contained in this Agreement, the Restricted Stock Issuance Agreement in the form attached as Exhibit 3.1 hereto (the "Restricted Stock Issuance Agreement") and the Shareholders' Agreement (as hereinafter defined) in consideration for the purchase of the Assets, Optika shall deliver, or cause to be delivered, shares of the Common Stock of Optika (the "Shares") as set forth in Section 3.2 hereof to Sellers, and Optika will assume all of the Assumed Liabilities.

          Section 3.2  Delivery of Shares.  In addition to Optika's assumption
          -----------  ------------------
of the Assumed Liabilities, the consideration to be paid or payable by Optika to Sellers for the Business (the "Purchase Price") shall consist of an aggregate of One Hundred Sixty-Six Thousand Four Hundred Eighty-Five (166,485) Shares to be delivered to IPRS and Intuit.

          Section 3.3  Allocation of Purchase Price.  The purchase price for the
          -----------  ----------------------------
Assets shall be allocated among the Assets using the allocation methods and principles required by Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. Neither Optika, Optika Asia nor any Seller shall take any position inconsistent with such allocation, and any and all filings with and reports made to any Taxing authority will be consistent with such allocation.

                                      6.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          Section 4.1  Representations and Warranties of Optika and Optika Asia.
          -----------  --------------------------------------------------------
Except as set forth in Schedule 4.1 hereto ("Optika's Schedule of Exceptions"), each of Optika and Optika Asia hereby represents and warrants to each Seller and each Shareholder as of the date hereof and as of the Closing as follows:

          (a)  Organization.  Each of Optika and Optika Asia is a corporation
               ------------
duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own and operate its business in the jurisdictions where such business is now conducted and to own, lease and operate its assets. Each of Optika and Optika Asia is duly qualified or licensed to do business in jurisdiction in which its failure to so qualify would have a material adverse effect on the business, properties, financial condition or results of operations of Optika and its affiliates, taken as a whole.

          (b)  Authorization.  Each of Optika and Optika Asia has full corporate
               -------------
power and authority to enter into this Agreement and the Non-Competition Agreements (as hereinafter defined), the Option Agreements (as hereinafter defined), the Restricted Stock Issuance Agreements, and the Shareholders' Agreement (the Non-Competition Agreements, the Option Agreements, the Restricted Stock Issuance Agreements and the Shareholders' Agreement are referred to collectively herein as the "Related Agreements"), to the extent each is a party thereto to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of Optika and Optika Asia has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements, and this Agreement and each of the Related Agreements constitute valid and binding obligations of each of Optika and Optika Asia, enforceable in accordance with their respective terms: (i) except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally and (ii) except as the indemnification provisions hereof and the non-competition provisions contained in the Non-Competition Agreements may be limited by principles of public policy.

          (c)  Capitalization and Voting Rights.
               --------------------------------

               (i) The authorized capital stock of Optika consists, or will consist prior to the Time of Closing, of :

                    (A) 1,060,000 shares of Preferred Stock, of which (1) 300,000 shares have been designated Series A Preferred Stock, 298,864 of which are, or will be, issued and outstanding and (2) 760,000 shares have been designated Series B

                                      7.

Preferred Stock, 752,160 of which are, or will be, issued and outstanding. The rights, privileges and preferences of the Series A and Series B Preferred Stock are as stated in Optika's Amended and Restated Articles of Incorporation.

                    (B) 6,320,000 shares of Common Stock, of which (1) 4,001,152 shares are, or will be, issued and outstanding, or subject to options granted pursuant to Optika's 1992 Stock Plan or its 1994 Stock Option/Stock Issuance Plan and (2) 95,000 shares are, or will be, subject to outstanding warrants to purchase such shares.

               (ii) The authorized capital stock of Optika Asia consists, or will consist prior to the Time of Closing of 1,000 shares of Common Stock, all of which are or will be issued and outstanding.

          (d)  Valid Issuance of Common Stock.  The Shares to be delivered to
               ------------------------------
Sellers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement, the Restricted Stock Issuance Agreement and the Shareholders' Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer set forth in this Agreement, the Shareholders' Agreement and the articles of incorporation and bylaws of Optika and under applicable U.S. federal and state securities laws.

          (e)  Compliance with other Instruments.  The execution and delivery of
              ---------------------------------
this Agreement and the Related Agreements by Optika and Optika Asia, to the extent each is a party thereto, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not, or, as of the Time of Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, the articles of incorporation or bylaws or any material agreement, obligation or instrument to which Optika or Optika Asia is a party or by which any of Optika's or Optika Asia's assets or properties is bound.

          (f)  Consents.  No consent, approval, order or authorization of, or
               --------
registration, qualification, designation, declaration or filing with any United States governmental, regulatory or administrative authority on the part of Optika is required in connection with the consummation of the purchase of the Business of Sellers. No consent, approval or authorization of Optika's or Optika Asia's Board of Directors (or any committee thereof) or their respective shareholders or stockholders is required in connection with Optika's or Optika Asia's consummation of the transactions contemplated hereunder that will not have been obtained or waived by the Time of Closing.

          Section 4.2  Representations and Warranties of the Sellers and the
          -----------  -----------------------------------------------------
Shareholders.  Except as set forth in Schedule 4.2 hereto (the "Sellers'
- ------------
Schedule of Exceptions"), each of IPRS and Intuit and each Shareholder jointly and severally makes

                                      8.

the following representations and warranties to each of Optika and Optika Asia as of the date hereof and as of the Closing:

          (a)  Organization.  Each of IPRS and Intuit is a corporation duly
               ------------
organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own and operate its Business in the jurisdictions where the Business is now conducted and to own, lease and operate the Assets.

          (b)  Shareholders.  Golden King and Gillespie constitute the sole
               ------------
shareholders of each of IPRS and Intuit. Deloitte Touche Secrataries Limited ("DT") as Nominee for Callander constitutes the sole shareholder of Golden King, and DT as Nominee for Burgoyne constitutes the sole shareholder of Gillespie as of the Time of Closing. Except as expressly set forth in this Agreement and the Shareholders' Agreement, none of IPRS, Intuit, Golden King, Gillespie, Callander or Burgoyne has any contract, undertaking, obligation, agreement or arrangement with any person or entity to sell, transfer or grant participations in or to any of the shares of IPRS, Intuit, Golden King or Gillespie to such person or entity or to any third person or entity.

          (c)  Subsidiaries.  Neither IPRS nor Intuit controls directly or
               ------------
indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association.

          (d)  Authorization.  Each of IPRS and Intuit and each Shareholder has
               -------------
full power and authority to enter into this Agreement and each of the Related Agreements to which it or he is a party, to perform its or his respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, bills of sale, assignments and assumptions, novations and the other documents and instruments evidencing the conveyance of the Assets delivered in accordance with Section 6.2 hereunder, and the Related Agreements to which it or he is a party. Each of IPRS and Intuit and each Shareholder that is a non-natural person (a "Corporate Shareholder") has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements to which it is a party. This Agreement and the Related Agreements constitute valid and binding obligations of each of IPRS and Intuit and each Shareholder, as applicable, enforceable in accordance with their respective terms.

          (e)  Compliance with other Instruments.  The execution and delivery of
               ---------------------------------
this Agreement and the Related Agreements by each of IPRS and Intuit and each Shareholder, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by them do not, or as of the Time of Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, the respective current charter documents or bylaws of IPRS, Intuit or any Corporate Shareholder or any agreement, obligation or instrument to which IPRS, Intuit

                                      9.

or any Shareholder is a party or by which any of IPRS, Intuit or any Shareholder or any of their respective assets or properties is bound, except that the assignment of certain agreements, obligations, Assets and the like may require the consent of third parties, which consent shall have been obtained prior to the Time of Closing in each instance.

          (f)  Financial Statements.
               --------------------

               (i) Each Seller has delivered to Optika and Optika Asia complete copies of its balance sheets and the related statements of operations as at and for the one-year period ended December 31, 1994, which have been audited by such Seller's independent certified public accountants, its balance sheet and the related statement of operations as at and for the ten-month period ended October 31, 1995 (collectively, the "Financials."), and its balance sheet at the Time of Closing (the "Closing Date Balance Sheet"). Each Seller's Financials and Closing Date Balance Sheet present fairly such Seller's financial position as of those dates and the results of its operations and changes in its financial position for the periods then ended, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

               (ii) As of October 31, 1995, there are no debts, liabilities or claims against either Seller that are not currently reflected in such Seller's Financials, contingent or otherwise, which are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP and which, individually or in the aggregate, exceed $5,000. As of October 31, 1995, neither Seller has any liabilities other than those set forth in such Seller's Financials. Each Seller's revenue recognition policies with respect to its Financials have been made in accordance with GAAP. Each Seller maintains a standard system of accounting in accordance with GAAP. All of each Seller's general ledgers, books and records are located at such Seller's principal place of business. Neither Seller has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Seller. Each Seller's financial reserves are adequate to cover claims already incurred. The provision for Taxes of each Seller as set forth in its Financials is adequate and accurate for taxes due or accrued as of such dates.

               (iii) All of the accounts receivable and notes receivable owing to each Seller as of the Time of Closing will constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known, contingent or asserted claims, refusals to pay, or other rights of set-off against any such accounts receivable or notes. As of October 31, 1995, there is (i) no account debtor or note debtor delinquent in its payment by more than 60 days, (ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligations for any reason, (iii) to the best of its knowledge, after due inquiry, no account debtor or note

                                      10.

debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable that is pledged to any third party by either seller.

               (iv) All accounts payable and notes payable by each Seller to third parties as of the date hereof arose, and as of the Time of Closing will have arisen, in the ordinary course of business, and, there is no such account payable or note payable that is delinquent in its payment.

          (g)  Absence of Certain Changes and Events. Since October 31, 1995,
               -------------------------------------
there has not been:

               (i) Any adverse change in the financial condition, results of operation, assets, liabilities, business, or prospects of either Seller or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change to the Business;

               (ii) Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting either Seller's Business, properties, prospects, or financial condition (as such Business is presently conducted and as it is proposed to be conducted);

               (iii) Any waiver or compromise by either Seller of a valuable right or of a debt owed to it;

               (iv) Any change made by either Seller in its method of operating the Business or its accounting practices relating thereto;

               (v) Any sale, lease, transfer or disposition of, or any agreement to sell, lease, transfer or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

               (vi) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition or provision of any Contract relating to or affecting the Business, the Assets or the Assumed Liabilities, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

               (vii) Any adverse relationships or conditions with vendors, suppliers, customers or value-added resellers that may have an adverse effect on the Business or the Assets;

                                      11.

               (viii) Any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or shareholder of either Seller;

               (ix) Any resignation or termination of employment of any of either Seller's key officers; and, except as contemplated by this Agreement and the Related Agreements, neither Seller nor any Shareholder, knows of the impending resignation or termination of employment of any such officer;

               (x) Any notification that there has been a loss of order or contract cancellation by any of the customers of either Seller;

               (xi) Any mortgage, pledge, transfer of a security interest in, or lien created by either Seller, with respect to any of the material properties or assets of such Seller, except liens for taxes not yet due or payable;

               (xii) Any loans or guarantees made by either Seller to or for the benefit of its employees, officers or directors, or any members of their immediate families;

               (xiii) Any other event or condition of any character which adversely affects, or may reasonably be expected to so affect, the Assets or the Business; or

               (xiv) Any agreement or commitment by either Seller to do any of the things described in this Section 4.2(g).

          (h)  Undisclosed Liabilities.  There are no debts, claims, liabilities
               -----------------------
or obligations with respect to the Business or to which the Assets are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, that are not identified in the Financials and on the Closing Date Balance Sheet of each Seller.

          (i)  Inventory.  Schedule 1.2(b)(i) hereto lists all of each Seller's
               ---------
inventory. All items included in the Inventory are the property of such Seller and, as of the Time of Closing, are free and clear of any mortgage, pledge, lien, security interest or other encumbrance. All of the Inventory consists of items of a quality and quantity usable and saleable in the ordinary and usual course of the business of each Seller.

          (j)  Taxes.
               -----

               (i) Each Seller has completed and duly and timely filed in correct form with the appropriate governmental agencies and regulatory bodies and with the appropriate foreign countries and political subdivisions thereof, all Tax returns and reports required to be filed; all of such returns and reports are accurate and complete;

                                      12.

and each Seller has paid in full or made adequate provisions on its financial statements for all Taxes assessments or deficiencies shown to be due on such Tax returns and reports or claimed to be due by any taxing authority or otherwise due or owing. Each Seller has made all payments of estimated income Tax through the date hereof and all withholdings of Tax required to be made under all applicable laws, ordinances and regulations, and such withholdings have either been paid to the respective governmental agencies and regulatory bodies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of such Seller.

               (ii) The Assets are not subject to any liens for Taxes, except liens for current Taxes not yet due.

               (iii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any current or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

               (iv) Neither Seller is a party to or bound by (nor will such Seller become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

               (v) No Tax liability of either Seller has been incurred since December 31, 1994, other than in the ordinary course of business and an adequate reserve on the Financials has been made for all Taxes since that date.

               (vi) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use withholding, payroll, employment, excise, severance, stamp duty, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          (k)  Compliance With Law.  Each of IPRS and Intuit is in compliance
               -------------------
with all applicable laws, statutes, licensing requirements, rules and regulations and judicial or administrative decisions applicable to the Business. Each of IPRS and Intuit has been granted all licenses, permits, authorizations and approvals from governmental,

                                      13.

regulatory or administrative bodies necessary to operate its Business, and all of such licenses, permits, authorizations and approvals are currently valid and in full force and effect. There are no judgments, injunctions, orders, consent decrees, claims, notices of violations or notices or threats of investigation:
(A) that are applicable to the operations or properties of either IPRS or Intuit with respect to the Business or the Assets and (B) that may give rise to any liability of IPRS or Intuit or otherwise form the basis of any ongoing or threatened claims, actions, demands, suits, proceedings, hearings, studies or investigations against or relating to IPRS or Intuit with respect to the Business or the Assets which if adversely determined against the Business, would have a material adverse effect on the results of operations or financial condition of the Business.

          (l)  Consents.  No consent, approval, order or authorization of, or
               --------
registration, qualification, designation, declaration or filing with any governmental, regulatory or administrative authority on the part of IPRS or Intuit is required in connection with the consummation of the transactions contemplated hereunder. No consent, approval or authorization of IPRS' or Intuit's Board of Directors (or any committee thereof), shareholders or of any third party (other than Optika, Optika Asia and parties related to Optika and Optika Asia, such as lenders, stockholders, shareholders and similar persons) is required in connection with IPRS' and Intuit's consummation of the transactions contemplated hereunder that has not been obtained or waived by the Time of Closing.

          (m)  Restrictive Documents or Orders.  Neither IPRS nor Intuit nor any
               -------------------------------
Shareholder is a party to or bound under any material agreement, order, judgment or decree which materially adversely affects (i) the continued operation by Optika and Optika Asia of the Business of IPRS or Intuit after the Time of Closing on a basis similar as such Business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

          (n)  Contracts and Commitments.
               -------------------------

               (i) There is set forth on Schedule 1.2(c) a list of all outstanding Contracts, setting forth the parties and the dates, including expiration dates, thereto which relate to the Business, whether or not in writing, to which either Seller is a party or to which any of the Assets are subject.

               (ii) Each Seller has performed all of its obligations under the terms of each Contract and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract, where such default by any party could have an adverse impact on the Business or the Assets. Each such Contract is valid and binding on all parties thereto and in full force and effect. Neither Seller has received any notice of default, cancellation or termination in connection with any such Contract.

                                      14.

               (iii) Schedule 1.2(c) lists all Contracts, under the heading "Contracts to be Novated," that shall be novated prior to the Time of Closing so that Optika shall be made a party in place of Seller (the "Contracts to be Novated"). Such list is complete, accurate and includes every Contract which, if not novated to make Optika a party thereto, would have an adverse effect on Optika's and Optika Asia's ability to operate the Business in the same manner as the Business was operated by Seller's prior to the Time of Closing.

               (iv) Schedule 1.2(c) lists all Contracts, under the heading "Performance Obligations," that require ongoing or future performance obligations on the part of Sellers or their assignees, including a brief description of the Sellers' or their assignees' obligations thereunder and the time period during which or the deadline by which such performance must be rendered, including, without limitation service, warranty, delivery and installation obligations.

          (o)  Assets.  The Assets include all property in which either Seller
               ------
has any right, title and interest in order to conduct the Business. The Assets (excluding the Excluded Assets) include all the assets necessary to operate the Business in the same manner as the Business was operated by Sellers prior to the Time of Closing.

          (p)  Operating Condition of Assets.  All of the Assets are being
               -----------------------------
transferred to Optika in good operating condition and repair (normal wear and tear excepted) and are sufficient to conduct the Business in the same manner as it was conducted by Sellers prior to the Time of Closing.

          (q)  Title to the Assets.  Each Seller has good and marketable title
               -------------------
to the Assets free and clear of any pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever (collectively, the "Liens"), and Seller shall transfer the Assets to Optika free and clear of all Liens. Each Seller has a valid leasehold interests in all leased properties listed on Schedule 1.2(b)(ii) and is not in default with respect to any obligations due under any agreements providing for such leaseholds interests.

          (r)  Litigation.  There is no litigation, action, suit or proceeding,
               ----------
administrative or judicial, pending, claimed or threatened against either of IPRS or Intuit or any Shareholder with respect to the Business or the Assets at law or in equity before any court or regulatory agency or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise. There is no pending or threatened lawsuit challenging the transactions contemplated hereby and by the Related Agreements by any body or agency of any government or by any third party, and the consummation of such transactions has not been enjoined by a court of competent jurisdiction.

                                      15.

          (s)  No Conflict or Default.  Neither the execution and delivery of
               ----------------------
this Agreement or the Related Agreements, nor compliance with the terms and provisions hereof and thereof, including without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation or ordinance of any governmental authority or conflict with or result in the breach of any term, condition or provision of either Seller's or any Corporate Shareholder's charter documents or bylaws or of any agreement, obligation or instrument to which either Seller or any Shareholder is a party or by which the Business or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

          (t)  Employee Benefit Plans and Employees.
               ------------------------------------

               (i) None of the current employees, consultants or other service providers of either Seller's Business are covered under any of the following plans, programs or agreements to which either IPRS or Intuit is a party or contributor: (i) any pension, profit sharing, savings, retirement or other deferred compensation plan, (ii) any insured or self-funded group health plan,
(iii) any disability or group life insurance plan or retiree health care program or other employee welfare benefit plan, (iv) any collective bargaining agreement or other arrangement, whether written or oral, with any trade or labor union, employees association or other similar organization or (v) any severance plan.

               (ii) There is no outstanding liability under any applicable statute, regulation or ordinance with respect to any of the plans or arrangements referred to in subsection (i) above.

               (iii) All salary, severance, bonus and vacation payments payable by either Seller which are or were due under the terms of any agreement, written or oral, or in connection with this Agreement or the Related Agreements, have been paid or accrued as a liability on such Seller's Closing Date Balance Sheet.

          (u)  Contractual Limitations.  None of IPRS, Intuit nor any officer,
               -----------------------
director, employee, agent, shareholder or representative of IPRS or Intuit (collectively, "Representatives") is or has been subject to any agreement, letter of intent or understanding of any kind which prohibits or restricts IPRS or Intuit or its Representatives from negotiating or entering into this Agreement or the Related Agreements and consummating the transactions contemplated hereby and thereby.

          (v)  Products Liability.  There are no claims received by IPRS, Intuit
               ------------------
or any Shareholder against IPRS or Intuit, fixed or contingent, asserting (a) any damage, loss or injury caused by any Product or (b) any breach of any express or implied product warranty or any other similar claim with respect to any Product other than standard warranty obligations (to replace, repair or refund) made by IPRS or Intuit in the

                                      16.

ordinary course of business, except for those claims that, if adversely determined against IPRS or Intuit, would not have a material adverse change on the business results of operations, financial condition or prospects of the Business. As used herein, "Product" shall mean any products manufactured, designed, developed, distributed, sold, re-sold, customized or serviced by IPRS or Intuit in connection with the Business.

          (w)  Insurance.  Each Seller maintains policies of insurance covering
               ---------
its assets, properties and business in types and amounts customary for similarly sized companies engaged in similar businesses. Each of IPRS and Intuit is in compliance with each of its insurance policies that relates to its Business such that none of the coverage provided under such policies has been invalidated. Each such insurance policy is in all material respects in full force and effect, and neither IPRS nor Intuit is in breach or default under any such policy. Neither IPRS nor Intuit has received any written notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

          (x)  Intellectual Property Rights.
               ----------------------------

               (i) Set forth on Schedule 1.2(e) hereto is a complete and accurate list and brief description of all Intellectual Property Rights owned or held by each Seller that is used or usable in the Business. Each of IPRS and Intuit is the sole undisputed owner of all right, title and interest in the patents and trademark registrations (as well as their respective applications) listed on Schedule 1.2(e) immediately prior to the Time of Closing, (ii) neither IPRS nor Intuit has assigned, transferred, licensed, pledged or otherwise encumbered any of such patents and trademark registrations (as well as their respective applications) assigned hereunder, (iii) each of IPRS and Intuit has full power and authority to make the assignments made hereunder, (iv) there are no claims by third parties that there is a violation, infringement or misappropriation of any third party's patents, copyrights, trademarks or trade secrets, (v) all patents and trademark registrations (as well as their respective applications) owned or controlled (in whole or in part) by Intuit and IPRS and used in the Business are being transferred to Optika pursuant to this Agreement and (vi) neither IPRS nor Intuit is aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents assigned hereunder.

               (ii) Schedule 1.2(e) also indicates all patents, patent applications, copyrights, copyright applications, trademarks (registered or unregistered), trademark applications and any other Proprietary Rights that require a consent or waiver to consummate the transactions contemplated in this Agreement. All of each Seller's license and value-added reseller agreements with respect to its Proprietary Rights are in writing and evidence legitimate ownership of such rights in such Seller.

          (y)  U.S. Foreign Corrupt Practices Act.  Each of IPRS and Intuit is
         ----------------------------------
familiar with the U.S. Foreign Corrupt Practices Act (the "Act") and its purposes; and that, in particular, each is familiar with that Act's prohibition of the payment or giving of anything

                                      17.

of value, either directly or indirectly, by an American company to an official of a foreign government for the purpose of influencing an act or decision in such official's official capacity, or inducing such official to use such official's influence with the foreign government, to assist a company in obtaining or retaining business for or with, or directing business to, any person. Neither IPRS nor Intuit nor any of their respective affiliates, directors, officers, employees, agents, distributors or subcontractors have made any payment or given anything of value, directly, or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality) to influence his, her or its decision, or to gain any other advantage for that party or the other parties, in connection with the respective Businesses of IPRS or Intuit or the consummation of the transactions contemplated hereby and by the Related Agreements.

          (z)  Brokers' and Finders' Fees.  Neither Seller is obligated to pay
               --------------------------
any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Related Agreements or in connection with any transactions contemplated hereby or thereby.

          (aa) Books and Records.  The books and records of each Seller to
               -----------------
which Optika, Optika Asia and their respective accountants and counsel have been given access are the true books and records of such Seller and truly and fairly reflect the underlying facts and transactions in all respects.

          (ab)  Backlog.  Schedule 4.2(ab) hereto sets forth the backlog of
                -------
orders relating to the Business that each Seller is to ship and contract work to be performed as of the Time of Closing. Each Seller either possesses sufficient inventory of parts, materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that such Seller can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

          (ac)  Accounts Receivable.  The amount of all Accounts Receivable,
                -------------------
unbilled invoices and other debts due or recorded in the records and books of account of each Seller as being due to such Seller as at the Time of Closing relating to the Business will be good and payable in full in the ordinary course of business and consistent with past practice within 60 days after the Time of Closing; no contest with respect to the amount or validity of any amount is pending; and none of such Accounts Receivable or other debts is or will at the Closing be subject to any counterclaim, return or set-off, except for those debts set forth as "Bad Debts" in the Financial Statements. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of each Seller, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

          (ad)  Certification of Profitability.  Each Seller has performed
                ------------------------------
current cost-to-completion on all of its Contracts and all Contracts will be completed profitably (after taking into account all anticipated costs and reimbursements). Schedule 4.2(ad) contains a

                                      18.

list of all Contracts in which a loss is anticipated and such loss amount with an explanation or analysis therein.

          (ae)  Interested Party Relationships.  Neither Seller has any material
                ------------------------------
financial interest, direct or indirect, in any material supplier or customer or other party to any contract which is material to the Business, or any competition of the Business. For purposes of this subsection (ae) the term "Seller" is deemed to include each Seller and any corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is in common control with such Seller.

          (af)  Returns.  There are no agreements or arrangements, written or
                -------
oral, that expressly entitle any business partner of either Seller to return products sold, delivered or shipped by either Seller to such Seller or any of its successors.

          (ag)  Disclosure.  The copies of all instruments, agreements and other
                ----------
documents delivered by the Sellers and the Shareholders or their respective agents (including with respect to the transactions referred to herein) to Optika, Optika Asia and their respective counsel and accountants are and will be complete and correct in all respects as of the date of delivery thereof. No representations or warranties made by Sellers or the Shareholders in this Agreement, the Related Agreements, nor any document, written information, statement, financial statement, certificate or exhibit prepared or furnished or to be prepared and furnished by the Sellers or the Shareholders or their Representatives to Optika and Optika Asia and their respective counsel and accountants pursuant hereto or pursuant to the Related Agreements or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition (other than worldwide general business economic conditions) that materially adversely affects or could materially adversely affect the Business, the Assets or the prospects of the Business that has not been set forth in this Agreement or in the Schedules hereto.


                                   ARTICLE V

                                   COVENANTS
                                   ---------


          Section 5.1  Employment Non-Competition Agreements.
          -----------  -------------------------------------

          (a) Optika Asia shall offer employment to Callander upon the terms set forth in that certain offer letter of even date herewith from Optika Asia to Callander (the "Callander Offer Letter"), and Callander shall enter into a non-competition agreement with Optika and Optika Asia in the form attached hereto as
Exhibit 5.1(a).

                                      19.

          (b) Optika Asia shall offer employment to each of Paul Thomas Johnston, Daniel Christopher Ternes and Paul William Watts (individually, an "Key Employee" and collectively, the "Key Employees"), and each such Key Employee shall enter into a non-competition agreement with Optika and Optika Asia in the form attached hereto as Exhibit 5.1(a).

          (c) Optika Asia shall offer Burgoyne the opportunity to provide consulting services to Optika Asia upon the terms set forth in that certain offer letter of even date herewith from Optika Asia to Burgoyne (the "Burgoyne Offer Letter"), and Burgoyne shall enter into a non-competition agreement with Optika and Optika Asia in substantially the form attached hereto as Exhibit 5.2(c).

          (d) Optika Asia shall offer employment to each of Catherine Mong Chuan, T. Parameswaram and Gerald Tang Yew Hoong (individually, an "Employee" and collectively, the "Employees").

          (e) The non-competition agreements described in this Section 5.1 are collectively referred to herein as the "Non-Competition Agreements."

          Section 5.2  Best Efforts.  Each of IPRS and Intuit shall use its best
          -----------  ------------
efforts to assist Optika Asia in employing those employees of IPRS and Intuit that Optika Asia deems necessary or appropriate to the operation of the Business.

          Section 5.3  Option Agreements.  Optika shall enter into option
          -----------  -----------------
agreements with each of Callander and Burgoyne in the forms attached hereto as Exhibits 5.3(a) and 5.3(b) (collectively, the "Option Agreements"). Callander's Option Agreement shall provide for vesting of the options granted to him upon the achievement of certain performance milestones, and Burgoyne's Option Agreement shall provide for time-based vesting subject to Burgoyne's continued service with Optika Asia.

          Section 5.4  Shareholders' Agreement.  Each of the parties hereto
          -----------  -----------------------
shall enter into the Shareholders' Agreement in the form attached as Exhibit 5.4 hereto (the "Shareholders' Agreement").

          Section 5.5  Miscellaneous and Other Forms of Assistance.  After the
          -----------  -------------------------------------------
Time of Closing, regardless of which party is responsible for a particular claim, dispute, litigation or other proceeding relating to the Business (and regardless of whether any such matter was pending or threatened on or before the Time of Closing), each party agrees that it shall provide all assistance and cooperation reasonably requested by any other party to this Agreement in connection therewith. All out-of-pocket expenses of the non-requesting party in connection with such assistance and cooperation shall be borne by the requesting party. Without limiting the foregoing, to the extent that witnesses necessary for the prosecution or defense of an action by one party to this Agreement are in the employ of any other party, such other party shall use its reasonable efforts to make such witnesses available to assist

                                      20.

and testify as appropriate in connection with the action. Such assistance and cooperation shall also include the preservation and furnishing of necessary documentation.

          Section 5.6  Taxes.  Each Seller and Optika Asia shall each properly
          -----------  -----
file all returns, statements, reports, forms or other documents (collectively, "Tax Returns") that each is required by any applicable law to file with respect to Taxes (i) arising in or related to periods on or prior to the Time of Closing or the portion up to and including the Time of Closing of periods beginning prior to the Time of Closing and ending after the Time of Closing or (ii) related to transactions or events occurring on or prior to the Time of Closing and shall pay all such Taxes when due (including any such Taxes relating to the Assets); provided, however, that the ultimate liability for all such Taxes shall be as set forth in Article II of this Agreement. For purposes of this Agreement income and similar taxes (including any franchise or other Taxes measured by reference to income or receipts) for any taxable period that includes the Time of Closing shall be allocated to the period up to the Time of Closing, on the one hand, and the period including and following the Time of Closing, on the other hand, by utilizing the so-called closing of the books method whereby the tax for each of such periods is separately computed as though the Time of Closing constituted the end of a taxable period.

          Section 5.7  Conduct of Business.  During the period from the date
          -----------  -------------------
hereof and continuing until the earlier of the termination of this Agreement or the Closing, each Seller shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Time of Closing. Each Seller and each Shareholder shall promptly notify Optika and Optika Asia of any event or occurrence not in the ordinary course of business of such Seller, and any event which could have a material adverse effect on the business of such Seller. Except as expressly contemplated by this Agreement, neither Seller, without the prior written consent of Optika or Optika Asia shall:

          (a) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Optika or Optika Asia, to purchase fixed assets with an aggregate purchase price exceeding $10,000;

          (b)  Grant any severance or termination pay to any service provider;

          (c) Except in the ordinary course of business with prior notice to Optika and Optika Asia, violate, amend or otherwise modify the terms of any contract listed in Schedule 1.2(c) hereto;

                                      21.

          (d) Except with prior consultation with Optika or Optika Asia, commence a lawsuit other than for the routine collection of bills;

          (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (f) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (g)  Cause or permit any amendments to its charter documents;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

          (i) Sell, lease, license or otherwise dispose of any of its properties or assets;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (k) Adopt or amend any plan, or enter into any employment contract, pay any special bonus or special remuneration to any service provider, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under such Seller's normal employee review cycle or pursuant to such Seller's existing bonus plans, as the case may be, or in connection with the hiring of employees in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by such Seller to any of its service providers;

          (l) Revalue any of its assets, including, without limitation, writing down the value of inventory or accounts receivable;

          (m) Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary

                                      22.

course of business consistent with past practice of liabilities reflected or reserved against in such Seller's Financial Statements;

          (n) Make any Tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

          (o) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (p) Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

          (q)  Waive or commit to waive any rights of substantial value;

          (r) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy;

          (s) Alter, or enter into any commitment to materially alter, its interest in any corporation, association, joint venture, partnership or business entity in which such Seller directly or indirectly holds any interest on the date hereof; or

          (t) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 5.8 or any action which would make any of the representations or warranties or covenants of such Seller contained in this Agreement materially untrue or incorrect.

          Section 5.8  Access to Information.  From the date hereof, each Seller
          -----------  ---------------------
and each Shareholder will give Optika, Optika Asia and their respective Representatives full access, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, and each Seller will furnish to Optika, Optika Asia and their respective Representatives during such period all such information concerning the Business or the Assets as Optika or Optika Asia may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Optika or Optika Asia shall not affect such Optika's or Optika Asia's right to rely on the representations, warranties, agreements and covenants made by Sellers and Shareholders in this Agreement.

          Section 5.9  Sales, Transfer and Other Taxes.  Each Seller agrees to
          -----------  -------------------------------
take all actions reasonably requested by Optika and Optika Asia to minimize any sales, use, transfer, stamp duty and other Taxes and fees incurred in connection with the

                                      23.

assignment, conveyance, transfer and/or delivery of the Assets hereunder, including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Each Seller further agrees to deliver all certificates reasonably requested by Optika or Optika Asia to verify the fact of such electronic transmissions or other actions.

          Section 5.10  Tax Returns.  Each Seller and each Shareholder shall
          ------------  -----------
properly file all returns, statements reports, forms or other documents (collectively, "Tax Returns") that such Seller or Shareholder is required by any applicable law to file with respect to Taxes related to the Business arising in or related to periods on or prior to the Time of Closing or related to transactions or events occurring prior to the Time of Closing and shall pay all such Taxes when due. All such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made.

          Section 5.11  Delivery of Closing Date Balance Sheet.  At the Time of
          ------------  --------------------------------------
Closing, each Seller shall deliver to Optika and Optika Asia its Closing Date Balance Sheet. Each Closing Date Balance Sheet shall be (i) complete and correct in all respects as of the Time of Closing, (ii) prepared on a basis consistent with all prior balance sheets provided to Optika and Optika Asia and, (iii) prepared in accordance with GAAP. Each Closing Date Balance Sheet shall accurately set out and describe the assets and liabilities of each Seller at the Time of Closing.

          Section 5.12  Mail and Receivables Payments.  From and after the Time
          ------------  -----------------------------
of Closing, each of IPRS and Intuit shall endorse any check or any other evidence of indebtedness or payment received by IPRS or Intuit on account of any Accounts Receivable after the Time of Closing to the order of Optika or Optika Asia, as specified by Optika, or take other appropriate actions and shall promptly forward such payment to Optika or Optika Asia, as appropriate, no later than five business days after actual receipt by IPRS or Intuit. Optika, Optika Asia and Sellers shall each provide to the other all the cooperation which the other may reasonably request in connection with the collection of the Accounts Receivable.

          Section 5.13  Breach of Representations, Warranties, Agreements and
          ------------  -----------------------------------------------------
Covenants.  No Seller or Shareholder shall take, or fail to take, any action
- ---------
which from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

                                      24.

          Section 5.14  Dissolution of IPRS and Intuit.  Each of IPRS and Intuit
          ------------  ------------------------------
shall cease to do business, liquidate and distribute the Shares to Golden King and Gillespie as soon as practicable after the Closing.

          Section 5.15  Best Efforts.  Each party hereto shall use best efforts
          ------------  ------------
to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.


                                   ARTICLE VI

                                    CLOSING
                                    -------

          Section 6.1  Time of Closing.  The transactions contemplated by this
          -----------  ---------------
Agreement and by the Related Agreements shall be completed on November 30, 1995, at 5:00 p.m., P.D.S.T. (the "Time of Closing"), unless otherwise agreed to in writing by Optika, Optika Asia and each Seller. The Closing (as defined below) shall take place at the offices of Brobeck, Phleger & Harrison, 2200 Geng Road, Two Embarcadero Place, Palo Alto, California 94303, or at such other place or date as may be agreed to in writing by Optika, Optika Asia and the Sellers. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          Section 6.2  Deliveries by Seller.  At the Closing, the Sellers and
          -----------  --------------------
the Shareholders shall deliver to Optika all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets in the form attached hereto as Exhibit 6.2(a) hereto, selling, delivering, transferring, and assigning to Optika title to all of each Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          (b)  An itemized list of the Assets.

          (c) Good and sufficient assumptions and assignments of the Proprietary Rights and Contracts of each Seller, which shall be in form and substance satisfactory to Optika and Optika Asia and shall include the written consents of all parties necessary in order to transfer all of such Seller's rights thereunder to Optika.

          (d) Good and sufficient novations of the Contracts listed on Schedule 1.2(c) under the heading "Contracts to be Novated," which shall be in the form and substance satisfactory to Optika and Optika Asia in order to transfer all of each Seller's rights and obligations thereunder to Optika.

                                      25.

          (e) An Officer's Certificate executed by the Managing Director of each Seller and by each Shareholder certifying (i) that the representations and warranties contained in Section 4.2 are true and correct as of the Time of Closing with the same force and effect as if such representations and warranties had been made as of the Time of Closing and that conditions specified in subsections (a)-(d) of Section 7.1 have been satisfied, (ii) that there shall have been no adverse change in the Business since the date of this Agreement,
(iii) that the Financials accurately reflect the financial condition of each Seller as of such date, and (iv) that the Closing Date Balance Sheet is true and correct as of the Time of Closing.

          (f) The Related Agreements, each of which has been executed by each party thereto (other than Optika and Optika Asia).

          (g) An opinion of counsel to the Sellers in the form attached hereto as Exhibit 6.2(g)(i) and a statement of the corporate secretary of Intuit in the form attached hereto as Exhibit 6.2(g)(ii).

          (h) A Secretary's Certificate executed by the corporate secretary of each Seller in substantially the form attached hereto as Exhibit 6.2(h).

          Section 6.3   Deliveries by Optika and Optika Asia.  At the Closing,
          -----------   ------------------------------------
Optika and Optika Asia shall deliver, or cause to be delivered, to Sellers, all duly and properly executed, the following:

          (a) Stock certificates representing an aggregate of 166,485 Shares as set forth in Section 3.2 of this Agreement;

          (b) The Related Agreements, each of which has been executed by Optika and Optika Asia, to the extent each is a party thereto.

          (c) An opinion of counsel to Optika and Optika Asia in the form attached hereto as Exhibit 6.3(c).

          (d) A Secretary's Certificate executed by the corporate secretary of each of Optika and Optika Asia in substantially the form attached hereto as
Exhibit 6.3(h).


                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

          Section 7.1  Conditions to Obligations of Optika and Optika Asia.
          -----------  ---------------------------------------------------
Each and every obligation of Optika and Optika Asia to be performed at the Closing shall be

                                      26.

subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Sellers):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of each Seller and each Shareholder set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b)  Transfer of Shares in IPRS.  Callander and Burgoyne shall have
               --------------------------
transferred their ownership interests in IPRS to Golden King and Gillespie, respectively, and Golden King and Gillespie shall constitute the sole shareholders of IPRS.

          (c)  Transfer of Ownership of Golden King.  All outstanding bearer
               ------------------------------------
shares in Golden King shall have been cancelled, and DT as Nominee for Callander shall constitute the sole shareholder of Golden King.

          (d)  Transfer of Ownership of Gillespie.  All outstanding bearer
               ----------------------------------
shares in Gillespie shall have been cancelled, and DT as Nominee for Burgoyne shall constitute the sole shareholder of Gillespie.

          (e)  Performance of Agreement.  All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by the Sellers and the Shareholders shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2 hereof.

          (f)  No Material Adverse Change.  Since October 31, 1995, there shall
               --------------------------
have been no material adverse change in the financial condition, business, or properties of either Seller which materially adversely affects the conduct of the Business as presently being or proposed to be conducted except for disbursements and payments for expenses and costs incurred in the ordinary course of business, consistent with such Seller's past practices.

          (g)  Absence of Governmental or Other Objection.  There shall be no
               ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of any government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable law shall have expired.

          (h)  Due Diligence Review.  Optika and Optika Asia shall have
               --------------------
completed to their sole satisfaction their due diligence review of each Seller and its operations, business, financial condition, and all schedules and exhibits to this Agreement, and Optika and Optika Asia shall have received favorable reviews from their

                                      27.

advisors of the results of their due diligence review, including a satisfactory list of and acceptance of the Assumed Liabilities, of the Business.

          (i)  Evidence of Title.  Optika and Optika Asia shall have received
               -----------------
evidence, prior to the Time of Closing, satisfactory to them of each Seller's title to all of the Assets and right to fully convey all Assets free and clear of any lien, encumbrances or restrictions on transfer.

          (j)  Approval of Documentation.  The form and substance of all
               -------------------------
certificates instruments, opinions, and other documents delivered or to be delivered to Optika and Optika Asia under this Agreement shall be satisfactory to Optika and Optika Asia and their counsel in all respects.

          (k)  Licenses and Permits.  Optika and Optika Asia shall have received
               --------------------
all licenses and permits from all appropriate governmental agencies to operate the Business in the same manner as Sellers operated the Business prior to the Time of Closing, including, without limitation, approval from the appropriate Singapore authorities to open a branch office of Optika Asia in Singapore.

          (l)  Assignment and Novations.  Optika shall have (i) received all
               ------------------------
appropriate assignment of rights and (ii) been made a party to the contracts listed on Schedule 1.2(c) under the heading "Contracts to be Novated."

          (m)  Acceptance of Employment.  Optika Asia shall have received
               ------------------------
acceptances of its offers of employment from each Key Employee and each Employee, and each Key Employee shall have entered into such a Non-Competition Agreement with Optika and Optika Asia.

          (n)  Approval of Board of Directors and Shareholders of Optika.
               ---------------------------------------------------------
Optika shall have received the approvals of its Board of Directors and shareholders required in order to consummate the transactions contemplated hereby and by the Related Agreements.

          Section 7.2  Conditions to Obligations of Sellers.  Each and every
          -----------  ------------------------------------
obligation of Sellers to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of Optika and Optika Asia set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct as of the Time of Closing as if such representations and warranties were made as of such date and time.

                                      28.

          (b)  Performance of Agreement.  All covenants, conditions, and other
               ------------------------
obligations under this Agreement which are to be performed or complied with by Optika and Optika Asia shall have been fully performed and complied with at or prior to the Time of Closing.

          (c)  Absence of Governmental or Other Objection.  There shall be no
               ------------------------------------------
pending or threatened lawsuit challenging the transactions contemplated hereby and by the Related Agreements by any body or agency of any government or by any third party, and the consummation of such transactions shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.


                                  ARTICLE VIII

                                INDEMNIFICATION
                                ---------------

          Section 8.1  Survival of Representations, Warranties, and Agreements.
          -----------  -------------------------------------------------------

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party or the knowledge of any party, all representations, warranties, covenants, and agreements of each Seller and each Shareholder in this Agreement shall survive the execution, delivery, and performance of this Agreement and the Closing until the third anniversary of the Time of Closing; provided, however, that the Sellers' Retained Liabilities, any liabilities of the Shareholders and any other liabilities not set forth on
Schedule 2.1 hereto shall remain the liabilities of the Sellers and/or Shareholders in perpetuity. All representations and warranties of each Seller and each Shareholder set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing.

          (b) As used in this Article, any reference to a representation, warranty, or covenant contained in any Section of this Agreement shall include the Schedule relating to such Section.

          Section 8.2  Indemnification.  Each Seller and each Shareholder
          -----------  ---------------
(individually, an "Indemnitor" and collectively, the "Indemnitors") hereby agree, jointly and severally, to indemnify and hold harmless Optika, Optika Asia and each of their respective affiliates (individually, an "Indemnitee" and collectively the "Indemnitees") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages") asserted against, resulting from, imposed upon, or incurred or suffered by Indemnitees or any of their affiliates directly or indirectly, as a result of or

                                      29.

arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Indemnitors in this Agreement or the Related Agreements or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall also be referred to as "Identifiable Claims"), including, without limitation and without limiting the foregoing, the following:

               (i) Any liability of any Seller or any Shareholder imposed upon Indemnitees (or any affiliate) as transferee of the Assets other than in respect of the Assumed Liabilities including, without limitation, any liability arising out of obligations incurred by such Seller or such Shareholder, directly or indirectly, invoiced or not invoiced, liquidated or unliquidated, known or unknown, prior to the Time of Closing;

               (ii) Any Sellers' Retained Liabilities as provided in Section
2.2 hereof;

              (iii) Any finders' fees due in connection with the sale of the Assets.

          Section 8.3  Procedure for Indemnification with Respect to Third-Party
          -----------  ---------------------------------------------------------
Claims.
- ------

          (a) If either Indemnitee determines to seek indemnification under this Article VIII with respect to Identifiable Claims resulting from the assertion of liability by third parties, such Indemnitee shall give notice to Indemnitors within 60 days of such Indemnitee becoming aware of any such Identifiable Claim or of facts upon which any such Identifiable Claim, will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnitee. In case any such liability is asserted against such Indemnitee, and such Indemnitee notifies Indemnitors thereof, Indemnitors will be entitled, if they so elect by written notice delivered to such Indemnitee within 20 days after receiving such Indemnitee's notice, to assume the defense thereof with counsel satisfactory to such Indemnitee. Notwithstanding the foregoing, (i) such Indemnitee shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless such Indemnitee shall reasonably determine that there is a conflict of interest between or among such Indemnitee or Indemnitors with respect to such Identifiable Claim in which case the fees and expenses of such counsel will be borne by Indemnitors, (ii) such Indemnitee shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, (iii) the rights of such Indemnitee to be indemnified hereunder in respect of Identifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Indemnitors are materially prejudiced thereby, and (iv) the Indemnitors' obligations to such Indemnitee under Section 8.2 hereof shall not terminate until such Indemnitee's claims have been finally satisfied to such Indemnitee's sole satisfaction.

                                      30.

With respect to any assertion of liability by a third party that results in an Identifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that Indemnitors, within 20 days after receipt of the aforesaid notice of Identifiable Claim, fails to assume the defense of such Indemnitee against such Identifiable Claim, such Indemnitee shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Indemnitors.

          (c)  Notwithstanding anything in this Article VIII to the contrary,
(i) if there is a reasonable probability that the Identifiable Claim may materially adversely affect such Indemnitee, such Indemnitee shall have the right to participate in such defense, compromise, or settlement and Indemnitors shall not, without such Indemnitee's written consent (which consent shall not be unreasonably withheld), settle or compromise any of such Identifiable Claim, or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnitee a release from all liability in respect of such Identifiable Claim.

          Section 8.4  Procedure For Indemnification with Respect to Non-Third
          -----------  -------------------------------------------------------
Party Claims. In the event that an Indemnitee asserts the existence of a claim
- ------------
giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to Indemnitors. Such written notice shall state that it is being given pursuant to this Section 8.4, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If Indemnitors, within 60 days after the mailing of notice by such Indemnitee, shall not give written notice to such Indemnitee announcing its intent to contest such assertion of such Indemnitee, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that Indemnitors contest the assertion of a claim by giving such written notice to such Indemnitee within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including attorney fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice.

          Section 8.5  Set-off for Indemnification Claims.  Optika and Optika
          -----------  ----------------------------------
Asia shall be entitled to set off any Damages incurred pursuant to this Article VIII against the annual cash bonus payable to Callander pursuant to the terms of the Callander Offer Letter and the annual consulting fee payable to Burgoyne pursuant to the Burgoyne Offer Letter.

                                      31.

                                   ARTICLE IX

                                  TERMINATION

          Section 9.1  Termination.
          -----------  -----------

          (a)  This Agreement may be terminated at any time prior to the Time of
Closing:

               (i)   by mutual agreement of the Sellers and Optika;

              (ii) by Optika or Optika Asia, if there has been a breach by any Seller or Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement resulting in a material adverse effect on the Business of Sellers or the Assets that such Seller or Shareholder fails to cure within five business days after notice thereof is given by Optika or Optika Asia (except that no cure period shall be provided for a breach by a Seller or Shareholder that by its nature cannot be cured);

             (iii) by the Sellers or the Shareholders, if there has been a breach by Optika or Optika Asia of any representation, warranty, covenant or agreement set forth in this Agreement resulting in a material, adverse effect on the business of Optika and its affiliates, taken as a whole, that Optika or Optika Asia fails to cure within five business days after notice thereof is given by Sellers or Shareholders (except that no cure period shall be provided for a breach by a Optika or Optika Asia that by its nature cannot be cured);

              (iv) by the Sellers, the Shareholders or Optika or Optika Asia, if any court, government agency or other regulatory body shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby or by the Related Agreements or any litigation shall be pending, the ultimate resolution of which is likely in Optika's or Optika Asia's reasonable opinion to
(i) result in the issuance of such an order or injunction, or the imposition against Optika or Optika Asia of substantial damages if such transactions are consummated, or (ii) render any of the parties hereto unable to consummate such transactions;

          (b)  In the event of termination of this Agreement as provided in this
Section 9.1 or a failure to meet all of the closing conditions, this Agreement shall forthwith become null and void, and there shall be no liability or continuing obligations on the part of any the parties hereto or any of their respective officers, directors, shareholders, employees, agents or other representatives.

                                      32.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 10.1  Notice.  All notices and other communications required
          ------------  ------
or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 10.1. Any party delivering notice to either Seller or any Shareholder shall deliver a copy to Low Yeap Toh & Goon, 10 Anson Road #13-14, International Plaza, Singapore 0207. Any party delivering notice to Optika or Optika Asia shall deliver a copy to: Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, 94303, U.S.A.,
Attention: Warren T. Lazarow, Esq. All notices and communications must be sent by one of the methods specified below and shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing. All notices in (i), (ii) and (iii) must be followed up by certified mail, return receipt requested within five (5) days.

          Section 10.2  Entire Agreement.  This Agreement, the exhibits and
          ------------  ----------------
schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. To the extent that there is any conflict between the provisions of this Agreement and the provisions of any Related Agreement (and any attachment thereto), the provisions of this Agreement shall control and be the binding agreement of the parties with respect to the subject matter in dispute.

          Section 10.3  Binding Effect; Assignment.  This Agreement and the
          ------------  --------------------------
various rights and obligations arising hereunder shall inure to the benefit of and be binding upon each Seller and its respective successors and permitted assigns, and Optika and Optika Asia and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

          Section 10.4  Expenses of Transaction; Taxes.  Each party shall bear
          ------------  ------------------------------
its own costs and expenses in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

                                      33.

          Section 10.5  Waiver; Consent.  This Agreement may not be changed,
          ------------  ---------------
amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 10.6  Third-Party Beneficiaries.  Except as otherwise provided
          ------------  -------------------------
for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          Section 10.7  Survival.  Except as expressly set forth herein, none of
          ------------  --------
the representations, warranties and covenants of the parties shall survive after the Time of Closing.

          Section 10.8  Counterparts.  This Agreement may be executed
          ------------  ------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 10.9  Severability.  If one or more provisions of this
          ------------  ------------
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 10.10  Remedies of Parties.  Each Seller and each Shareholder
          -------------  -------------------
agrees that the Assets are unique and not otherwise readily available to Optika and Optika Asia. Accordingly, each Seller and each Shareholder acknowledges that, in addition to all other remedies to which Optika and Optika Asia are entitled, Optika and Optika Asia shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided that neither Optika nor Optika Asia is in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and shall inure to the benefit of each such party.

                                      34.

          Section 10.11  Governing Law.  The terms of this Agreement shall be
          -------------  -------------
governed by the laws of the State of California, without giving effect to the principles of conflicts of law. In the event of any dispute relating to the interpretation or execution of this Agreement, the parties shall use all reasonable efforts to settle the issues in good faith negotiations. If the dispute cannot be settled amicably in this manner, all actions, claims or legal proceedings in any way pertaining to this Agreement or such transactions shall be commenced and maintained only in the courts of the State of Colorado or of the United States of America located within the State of Colorado, and in no other court or tribunal whatsoever, and (ii) the parties hereto each agree to submit themselves to the respective jurisdictions of such courts.

          Section 10.12  Attorneys' Fees.  If any action at law or in equity is
          -------------  ---------------
necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, including attorneys' fees on appeal, costs, and disbursements in addition to any other relief to which it may be entitled.

          Section 10.13  Cooperation and Records Retention.  Each Seller, each
          -------------  ---------------------------------
Shareholder, Optika and Optika Asia shall each (i) provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Return, or in connection with any audit or other examination by any Taxing authority or any judicial or administrative proceedings relating to liability for Taxes or in connection with any litigation or financial audit involving the Business and/or Optika or Optika Asia, (ii) retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, suit, proceeding or determination and (iii) provide the other with any final determination of any such audit or examination, suit, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period or otherwise. Without limiting the generality of the foregoing, Sellers, Optika and Optika Asia shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing or suit or audit and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Optika and Optika Asia shall keep the original copies of the records at their facilities in Colorado Springs, Colorado, and, at Sellers' expense, shall provide copies of the records to Sellers upon Sellers' request. Sellers shall maintain the records of their respective Businesses which are currently located in Singapore and Hong Kong at such addresses and shall, at Optika's or Optika Asia's expense, provide copies of the records to Optika and Optika Asia upon such party's request. After liquidation of the Sellers as set forth in Section 5.14 hereof, Sellers may at their option deliver such records to the principal offices of Optika Asia in Singapore. Neither the furnishing of any such information pursuant to this
Section 10.13 nor any investigation by either party of the other party shall affect either party's rights to rely on the

                                      35.

representations, warranties, agreements and covenants made by such other party in this Agreement.

                                      36.

          IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

                                      OPTIKA IMAGING SYSTEMS, INC.,
                                      a California corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________

                                      Address:  5755 Mark Dabling Boulevard
                                                Suite 100
                                                Colorado Springs, CO 80919
                                                U.S.A.


                                      OPTIKA ASIA, INC.,
                                      a Delaware corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________

                                      Address:  c/o Optika Imaging Systems, Inc.
                                                5755 Mark Dabling Boulevard
                                                Suite 100
                                                Colorado Springs, CO 80919
                                                U.S.A.

                                      IPRS ASIA (S) PTE LTD.,
                                      a Singapore corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________


                                      Address:  IPRS Asia (S) Pte Ltd.
                                                51, Newton Road
                                                #14-11/12 Goldhill Plaza
                                                Singapore 1130


                                      INTUIT DEVELOPMENT LIMITED,
                                      a Hong Kong corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________

                                      Address:  ________________________________
                                                ________________________________
                                                ________________________________

                                      SHAREHOLDERS

                                      GOLDEN KING TRADING LIMITED,
                                      a Western Samoa corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________

                                      Address:  ________________________________
                                                ________________________________
                                                ________________________________


                                      __________________________________________
                                      Paul Callander

                                      Address:  ________________________________
                                                ________________________________
                                                ________________________________

                                      GILLESPIE LIMITED,
                                      a Western Samoa corporation


                                      By:   ____________________________________

                                      Name:   __________________________________

                                      Title:____________________________________

                                      Address:  ________________________________
                                                ________________________________
                                                ________________________________



                                      __________________________________________
                                      Alistair Burgoyne

                                      Address:  ________________________________
                                                ________________________________
                                                ________________________________